TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made on this ___ day of ____________, 2017 by and among KISHORE KHANDAVALLI (the “Seller”), SHAREDLABS, INC., a Delaware corporation (the “Purchaser”) and ITECH US, INC. (the “Company”).

Background

1. The Purchaser and the Seller are parties to a Stock Purchase Agreement as of the date hereof (the “Purchase Agreement”), pursuant to which the Seller has agreed to sell, and the Purchaser has agreed to purchase, all of the issued and outstanding shares of common stock of the Company.

2. The Purchaser has requested that the Seller provide certain services in order to assist in the smooth transition of the business of the Company to Purchaser following Closing. The Seller is willing to provide such services on the terms and conditions set forth hereunder.

3. Capitalized terms used in this Agreement that are not otherwise defined herein have the meanings and definitions set forth in the Purchase Agreement.

N O W , T H E R E F O R E ,

In consideration of the mutual covenants and agreements herein set forth, the parties hereby agree as follows:

Section 1. Term. Unless otherwise terminated as provided in this Agreement, the term of this Agreement shall begin as of the Closing Date and shall terminate on the one (1) year anniversary of the Closing Date, unless otherwise agreed upon in writing by the Parties (the “Term”).

Section 2. Transition Services. The Seller agree to assist the Company with the smooth transition of the management of the Company’s business from the Seller to the Purchaser in such manner as reasonably requested by the Company. In connection with such assistance, the Seller shall provide the following services (the “Services”):

(a)	General assistance with administration of the affairs of Company;

(b)	Assistance and support with respect to the transition of the financial, operational and computer systems of the Business;

(c)	Assistance and support with respect to employee and customer relations of the Company; and

(d)	Such other services as may be agreed to in writing by the Purchaser and the Seller from time to time.

Section 3. Manner of Providing Services. Subject to the provisions of this Section 3, the manner, time and place of the Seller’s performance of such Services shall be subject to the Seller’s sole and reasonable judgment and control. The Seller shall have one primary contact, Jason Cory, CEO of the Company during the Term. During a period of ninety (90) days (the “Initial Transition Period”) after the Closing Date, the Seller make himself available to meet with the management and employees of the Company at scheduled conferences (either in person or via telephone) and on an ad-hoc basis depending on the Seller’s availability. After the Initial Transition Period, the Seller shall make himself available to participate in occasional teleconferences and meetings.

Section 4. Engagement as Director of the Company. The Purchaser has requested that the Seller serve as a member of the Board of Directors of the Company (the “Board”) after the Closing. The Seller is willing to serve as a Board member upon the following terms and conditions:

(a)	The Seller shall assume such duties as may be reasonably assigned to him by the Board. Nothing in this Agreement shall be construed to limit the Seller’s freedom to engage in other businesses.

(b)	The Seller shall receive the full benefits, protection, and rights of full and complete indemnification from the Corporation in connection with his position with the Corporation as a member of the Board to the fullest extent permitted by law and as set forth in the Bylaws and the Company’s Certificate of Incorporation, as amended. Further, the Seller shall be named as an insured on the Company’s underwritten officer and director liability insurance policy, which policy shall be for commercially reasonable amounts and shall provide thirty (30) days’ notice to the Seller prior to termination. The Purchaser shall deliver a certificate evidencing such insurance within seven (7) calendar days after the Closing Date.

Section 6. Payment. In consideration of the Seller’s provision of the Services and Board service hereunder, the Purchaser shall issue 12,136 shares of common stock of the Purchaser in two installments of 6,068 shares each on January 1, 2018 and June 30, 2018. The shares of stock will be issued to Seller notwithstanding any termination of this Agreement other than the result of the occurrence of an event described in Section 10(a) or 10(b) hereof.

Section 7. Expenses The Company agrees to reimburse the Seller for all reasonable and necessary travel and other out-of-pocket business expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Seller.

Section 8. Relationship of the Parties. The Seller is an independent contractor, not an employee, of the Company. Without limiting the foregoing, the Seller shall:

(a)	Not enter into any contract, agreement or other commitment, or incur any obligation or liability, in the name or otherwise on behalf of the Company unless requested by the President or the Board;

(b)	Not be entitled to any worker’s compensation, pension, retirement, insurance or other benefits afforded to employees of the Company;

(c)	Provide for all federal income tax and other withholding relating to the Seller’ compensation, if applicable; and

(d)	Pay all social security, unemployment and other employer taxes relating to the Seller’s compensation, if applicable.

(e)	The Seller will not subcontract or otherwise delegate performance of any Services without the prior written consent of Company.

Section 9. Confidential Information. For the purposes of this Section 9, “Confidential Information” shall include all information or material that has commercial value or other utility in the business or prospective business of the Company and that the Company treats as confidential, including financial information, sales forecasts, and other written proprietary information.

(a)	Except as required by the Seller’s duties and responsibilities to the Company hereunder, he shall not, directly or indirectly, use, copy, transmit, publish, disseminate, or otherwise disclose any Confidential Information, or other information relating to the present or planned activities, plans, methodologies, tools, business processes, analyses, services or products of the Company and/or its customers without the specific, prior written consent of the Company.

(b)	The Seller acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Section 9 may be inadequate; and the Seller, therefore, agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

Section 10. Termination. Any party may terminate this Agreement by giving the other parties written notice of termination if:

(a)	Another party intentionally commits a material breach of or default under this Agreement and fails to cure such breach of default prior to the later of: (A) the expiration of ten (10) days after the terminating party gives the other Party written notice of the breach or default and the terminating party’s intent to terminate the Agreement if the breach or default is not cured within ten (10) days; or (B) such other party’s receipt of the terminating party’s notice of termination; or

(b)	Any proceeding, plan or other action for the bankruptcy, rearrangement, reorganization, insolvency, dissolution or liquidation of the other party is filed, adopted, commenced or threatened.

The Company or the Purchaser may terminate this Agreement at any time upon notice to the Seller; provided, however, that the Seller shall be entitled to retain all consideration provided to him or payable to him hereunder, including any shares of common stock to be issued to him in the future .

Section 12. Miscellaneous.

(a)	Any notice under this Agreement will be deemed to be properly given if given in writing

(b)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(c)	This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware without reference to its choice of law principles.

(d)	The failure of any party to insist upon or enforce strict performance of by the other of any other provisions of this Agreement, or to exercise any right or remedy under this Agreement, will not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.

(e)	No third parties are intended to benefit by the covenants, agreements, or any other terms or conditions of this Agreement.

(f)	Wherever the context so requires, the singular and the plural form of words and words of masculine or feminine gender shall, within those respective classifications, be deemed interchangeable.

(g)	This Agreement, including any exhibits, schedules and attachments, supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter, and there are no covenants, promises, agreements, conditions or understandings, written or oral, except as herein set forth. This Agreement may not be amended, waived or modified except by an instrument in writing executed by the party against whom such amendment, waiver or modification is to be enforced.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties, individually or as evidenced by the signature of its Duly Authorized Agent, do hereby execute this Transition Services Agreement as of the date set forth above.

Kishore Khandavalli

SHAREDLABS, INC.

By:
Duly Authorized Agent

ITECH US, INC.

By:
Duly Authorized Agent

[Transition Services Agreement]